Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to the Agreement and Plan of Merger, dated as of April 1, 2016 (the “Merger Agreement”), by and among USI Senior Holdings, Inc., a Delaware corporation (the “Company”), Hennessy Capital Acquisition Corp. II, a Delaware corporation (“Parent”), HCAC II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), and North American Direct Investment Holdings, LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative, is made and entered into as of July 13, 2016 (this “Amendment”). Parent, the Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Stockholder Representative, will each be referenced to herein from time to time as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into the Merger Agreement, which provides for, among other things, the merger of the Merger Sub with and into the Company, with the Company continuing as the surviving entity; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.            Amendment. From and after the date hereof, the Merger Agreement shall be amended as follows:

1.1          Section 1 is hereby amended by inserting immediately after Section 1.11 the following:

“1.12. Stock Escrow Account. If the Final Parent Trust Amount is less than $50,000,000, Parent shall cause Sponsor to, at the Effective Time, (i) deposit the Liquidity Protection Shares into an escrow account (with customary stock powers or other instruments of transfer) or (ii) cause Sponsor to deliver and surrender to Parent for cancellation an amount of shares of Founder Common Stock equivalent to the Liquidity Protection Shares and issue new Liquidity Protection Shares which Parent shall deposit into an escrow account (with customary stock powers or other instruments of transfer), in each case pursuant to the terms and conditions of an escrow agreement to be entered into on the Closing Date by, and in form and substance reasonably satisfactory to, the Sponsor, Parent, the Stockholder Representative and the Exchange Agent. If the last sale price of the Parent Common Stock on Nasdaq equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within 180 days after the Closing Date (the occurrence of such event being referred to herein as the “Liquidity Threshold Event”), Parent and the Stockholder Representative shall promptly (but in any event within three Business Days) after the occurrence of the Liquidity Threshold Event deliver a joint written instruction to the Exchange Agent to transfer the Liquidity Protection Shares to the Sponsor. If the Liquidity Threshold Event does not occur at any time within 180 days after the Closing Date, Parent and Stockholder Representative shall promptly (but in any event within three Business Days after such 180th day (or such earlier day upon which the Liquidity Threshold Event can no longer be satisfied)) deliver a joint written instruction (which shall include the Rounding Instructions) to the Exchange Agent to transfer to each Common Stockholder entitled to receive Per Common Share Parent Stock Consideration pursuant to Section 1.02(d) such Common Stockholder’s Pro Rata Share of the Liquidity Protection Shares.”

1.2          Section 8.02(h) is hereby deleted in its entirety and replaced with the following:

“The Aggregate Cash Amount minus Parent Transaction Expenses (excluding, solely for this purpose, the Company Proxy Expenses and the “Commitment Fee” and the “Closing Fee” payable pursuant to and as defined in the Debt Financing Commitment and any Parent Transaction Expenses paid with funds from the Parent Working Capital Account) shall not be less than $279,599,000 (the “Minimum Cash Amount”);

1.3          Section 11.03 is hereby amended by inserting immediately after Section 11.03(d) the following:

“(e) Subject to the foregoing provisions of this Section 11.03, at any time when the Registration Statement is effective (or in connection with the initial filing of the Registration Statement), a majority-in-interest (by shares of Registrable Stock) of the Participating Common Stockholders (the “Demanding Holders”) may make one written demand (the “Demand Notice”) to Parent for an offering of Registrable Stock to be in the form of an Underwritten Offering, provided that the aggregate gross proceeds of such Underwritten Offering of Registrable Stock (prior to any underwriting or brokerage discounts or commissions or expenses related to such Underwritten Offering) are expected to be at least $10,000,000, based on the most recent closing price of the Parent Common Stock at the time the Demand Notice is delivered to Parent. Following receipt of the Demand Notice, Parent shall promptly use its reasonable best efforts to include in the Underwritten Offering the Registrable Stock requested to be included therein by the Demanding Holders and by any other Participating Common Stockholders that shall have made a written request to Parent for inclusion in such Underwritten Offering within ten (10) days after Parent has promptly delivered a notice to such Participating Common Stockholders of the proposed Underwritten Offering. Each of such Participating Common Stockholders proposing to distribute their shares of Registrable Stock through such Underwritten Offering under this Section 11.03(e) (collectively, the “Underwriting Participants”) and Parent shall (i) enter into an underwriting agreement in customary form with the managing Underwriter(s) for such Underwritten Offering so selected by the Demanding Holders holding a majority-in-interest of the Registrable Stock to be offered in the Underwritten Offering (and reasonably satisfactory to Parent) and (ii) perform their respective obligations under such underwriting agreement, such agreement to contain such representations and warranties by Parent and such Underwriting Participants and such other terms and conditions as are customarily contained in underwriting agreements with respect to secondary public offerings, including, without limitation, indemnities to the effect and to the extent provided in Section 11.03(d) and delivery of opinions of counsel, accountant letters, questionnaires, powers of attorney, custody agreements, officer’s and secretary’s certificates and other customary documents as may be reasonably requested by the managing Underwriter(s). Each Underwriting Participant agrees, if so required by the managing Underwriter(s), not to effect any public sale or distribution (including any sale pursuant to Rule 144) of Parent Common Stock (other than as part of such Underwritten Offering) within ten (10) days prior to or ninety (90) days after the date of the final prospectus supplement filed with the SEC in connection with such Underwritten Offering (or such shorter period as may be agreed by Parent and the managing Underwriter(s) with respect to public or private sales or distributions of Parent Common Stock (or securities exchangeable for or convertible into Parent Common Stock) by Parent). If the managing Underwriter(s) in such Underwritten Offering in good faith advise Parent and the Underwriting Participants in writing that the dollar amount or number of shares of Registrable Stock that the Underwriting Participants desire to sell, taken together with all other Parent Common Stock or other equity securities that Parent desires to sell and the Parent Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other holders of Parent Common Stock who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Parent shall include in such Underwritten Offering, as follows: (i) first, the Registrable Stock of the Underwriting Participants and registrable securities that Trilantic (as defined in the Amended and Restated Registration Rights Agreement to be entered into in connection with the Closing (the “RRA”)) has requested be included in such Underwritten Offering (pro rata based on the respective number of shares of Registrable Stock that each Underwriting Participant or Trilantic, as applicable, has requested be included in such Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities; provided, that in respect of an Underwritten Offering completed prior to the 18-month anniversary of the Closing Date, the Registrable Stock of the Underwriting Participants shall have priority over all registrable securities of Trilantic and such registrable securities of Trilantic shall be included only if, and to the extent that, the Registrable Stock of the Underwriting Participants is less than the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the registrable securities of other holders requesting piggyback registration pursuant to the RRA that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) or (ii), the Parent Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Parent Common Stock or other equity securities of other Persons that Parent is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities. Notwithstanding the relevant provisions of Section 11.03(c), Parent shall pay (i) all underwriting or brokerage discounts or commissions in connection with the Underwritten Offering (in an amount not to exceed $3,000,000 in the aggregate) and (ii) the reasonable fees and expenses of one legal counsel (which fees and expenses shall not exceed $125,000 in the aggregate) to represent the interests of the Demanding Holders in such Underwritten Offering under this Section 11.03(e) (it being understood and agreed that, except to the extent modified by clauses (i) and (ii) of this sentence, the provisions of Section 11.03(c) shall continue to apply to an Underwritten Offering under this Section 11.03(e)).”

1.4          Section 12.01 is hereby amended to include or delete and replace, as the case may be, the following capitalized terms, each in the appropriate alphabetical order:

“Closing Cash Consideration” means the Aggregate Cash Amount, minus (i) the Payoff Amount, minus (ii) unpaid Parent Transaction Expenses (excluding Parent Transaction Expenses paid with funds from the Parent Working Capital Account), minus (iii) the Preferred Stock Merger Consideration, minus (iv) the Adjustment Escrow Amount, minus (v) the Reimbursement Fund Amount, minus (vi) unpaid Estimated Company Transaction Expenses to the extent Estimated Cash is less than the Estimated Company Transaction Expenses.

“Liquidity Protection Shares” means the number of shares of Founder Common Stock (in the case of Section 1.12(i)) or newly issued shares of Parent Common Stock (in the case of Section 1.12(ii)) equal to (i) the quotient of (A) the Parent Stock Consideration multiplied by $10.00, divided by (B) $9.50, minus (ii) the Parent Stock Consideration.

“Merger Debt Financing Amount” means the portion of the Debt Financing Commitment to be utilized in connection with the payment of the Payoff Amount, the Parent Transaction Expenses, the Preferred Stock Merger Consideration, the Closing Cash Consideration, the Adjustment Escrow Amount and the Reimbursement Fund Amount, which portion shall not be less than $100,000,000 and not more than $105,000,000.

“Parent Transaction Expense’ means (i) a Transaction Expense which Parent is obligated to pay (which payment obligation, in no event, shall be greater than $24,000,000 in the aggregate excluding amounts paid with funds from the Parent Working Capital Account), (ii) Company Proxy Expenses and (iii) the ‘Commitment Fee’ and the ‘Closing Fee’ payable pursuant to and as defined in the Debt Financing Commitment.

“Parent Working Capital Account” means the account (or accounts) of Parent (other than the Parent Trust) holding cash and cash equivalents for general working capital purposes of Parent funded from the Parent Trust or the net proceeds from the initial public offering of Parent and concurrent private placement with the Sponsor.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Rounding Instructions” shall mean the rounding instructions solely provided by the Stockholder Representative to round up or down the number of Liquidity Protection Shares to be paid to each Common Stockholder pursuant to Section 1.12 so that no fractional shares will be transferred and that the aggregate whole number of Liquidity Protection Shares to be paid to such Common Stockholders be no greater or less than the aggregate number of Liquidity Protection Shares.

“Underwriter” shall mean a securities dealer who purchases any Registrable Stock as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of Parent are sold to an Underwriter (or Underwriters) in a firm commitment underwritten takedown from an effective shelf Registration Statement for distribution to the public.

2.             Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment.

3.             Governing Law. This Amendment shall be governed by and subject to the laws of the State of Delaware (determined without reference to the choice of law provisions thereof).

4.            Interpretation. All capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement except as otherwise provided herein or unless the context otherwise requires. For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires.

[Signature Page To Follow]

The Parties have caused this Amendment to be executed and delivered as of the date first written above.

USI SENIOR HOLDINGS, INC.

By:	/s/ Leo William Varner, Jr.
Name:	Leo William Varner, Jr.
Title:	Chief Executive Officer

HENNESSY CAPITAL ACQUISITION CORP. II

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman and Chief Executive Officer

HCAC II, INC.

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman and Chief Executive Officer

NORTH AMERICAN DIRECT INVESTMENT HOLDINGS, LLC,
solely in its capacity as the Stockholder Representative

By:	/s/ Vincent Fandozzi
Name:	Vincent Fandozzi
Title:	Partner